Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “AGREEMENT”) is made and entered into on December 8, 2022, by and between Jianping Xiang (the “EXECUTIVE”) and Huadi International Group Co., Ltd., a Cayman Islands company (the “COMPANY”).

WHEREAS, the Company desires to hire the Executive as its Chief Financial Officer starting on December 8, 2022 (the “EFFECTIVE DATE”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Employment; Responsibilities; Compensation

Section 1.01 Employment. Subject to ARTICLE 3, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing as of the Effective Date and ending on December 8, 2027 (“INITIAL TERM”). The Initial Term shall automatically be extended one additional year unless either party gives written notice to the other party 60 days prior to expiration of the Initial Term that it or she, as applicable, does not wish to extend this Agreement. Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “TERM”.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Executive is employed in the position of Chief Financial Officer of the Company, and shall perform the customary functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company, including but not limited to

1. Provide consulting opinions for the decision-making of the board of directors and the operation of the management;

2. Assist in establishing the company’s internal financial management, accounting system and internal control to ensure that the company’s financial standards meet the requirements of American listed companies;

3. Assist in making investment and financing plans of the company;

4. Responsible for compiling consolidated financial statements of Cayman Company;

5. Provide suggestions for the company’s business planning and development;

6. Review and sign the consolidated financial statements of Cayman Company, reveal the potential business problems and provide them to the management for reference;

7. Assist in completing the company’s IPO and acquisition after listing;

8. Sign relevant documents of listed companies;

9. Provide financial information to company stakeholders, communicate and coordinate with company stakeholders and third-party institutions;

10. Other matters that need to be performed according to the company’s situation.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work. Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

Section 1.03 Compensation. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Executive in the following manner:

(a)	Company shall pay the Executive a cash compensation of US$30,000 for each calendar year of service under this Agreement on a pro-rated basis, payable on a monthly basis;

(b)	Company shall grant the Executive 20,000 shares of the Company’s ordinary shares for each calendar year of service under this Agreement, granted on a yearly basis;

(c)	The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of any Company benefit plan or policy. The Company’s employee benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion. If payment of all compensation is inconsistent with the agreement, laws, regulations or relevant policies, the Company shall negotiate with the Executive accordingly and the result of the negotiation shall be in writing. The result of such negotiation shall be deemed as an integral part of this contract; and

(d)	Payment of all compensation to Executive shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

Section 1.04 Business Expenses. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Article II. Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure.

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Non-Solicitation of Executives. During the Non-Compete Term, Executive will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Executive had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III. Termination of Employment

Section 3.01 Termination of Employment.

(a) Executive’s employment with the Company shall be terminated (i) immediately upon the death of Executive without further action by the Company, (ii) upon Executive’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Executive without Good Reason, (v) by the Company without Cause or by Executive for Good Reason, including by the Company without Cause or by Executive for Good Reason within 12 months following a Change of Control, provided that, in the case of clause (v), the terminating party must give at least 30 days’ advance written notice of such termination. For purposes of this ARTICLE III, “date of termination” means the date of Executive’s death, the date of Executive’s Permanent Disability, or the date of Executive’s separation from service with the Company, as applicable.

(b) For purposes hereof:

(i) “CAUSE” shall include (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of a President and Chief Executive Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Executive to relocate to a primary place of business which is more than [50] miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) “PERMANENT DISABILITY” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

(c) If Executive’s employment is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible, other than those already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE III.

(d) The Executive can terminate this Agreement and claim compensation including but not limited to the following circumstances involving Company:

(i)	Where Company has failed to provide labor protection or working conditions as stipulated in this Agreement;

(ii)	Where Company has failed to pay remuneration on time or in full;

(iii)	Where Company’s policies violate laws or regulations, thereby infringing upon the Executive’s rights and interests;

(iv)	(iv) Where Company has concluded or modified the Agreement against the true intentions of the Executive through the use of fraud, coercion or exploitation of the unfavorable position of the Executive, as a result of which this Agreement is deemed null and void; or

(v)	Other circumstances for termination by Company as specified under laws and regulations.

Article IV. Miscellaneous

Section 4.01 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment. This Agreement may be amended only by writing signed by Executive and by the Company.

Section 4.05 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in NEW YORK in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in NEW YORK. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts; No Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[signature page follows]

 IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Sincerely,

Huadi International Group Co., Ltd.

By:	/s/ Huisen Wang
Huisen Wang
Chief Executive Officer
(Principal Executive Officer)

AGREED AND ACCEPTED:

By:	/s/ Jianping Xiang
Jianping Xiang
Phone number	+86-057786598888
Address	No.11, Lane 982, Shacheng Street, Shacheng Town, Longwan District, Wenzhou, Zhejiang

E-mail	xiang@huadigroup.com